Exhibit 99.1

For More Information:
Patrick T. Mooney, M.D.	Jeffrey Stanlis
Chairman and Chief Executive Officer	Partner, Hayden IR
(508)-530-0329	(602) 476-1821
Echo Therapeutics CEO Interviewed by Stockgoodies.com
Patrick Mooney Discusses Transformative Year, Development Progress and Growth Strategy
Franklin, MA — January 5, 2010 — Echo Therapeutics, Inc. (OTC BB: ECTE), a company developing its needle-free Symphony™ tCGM System as a non-invasive, wireless, transdermal continuous glucose monitoring (tCGM) system and its Prelude™ SkinPrep System for transdermal drug delivery, today announced the availability of a recent interview conducted with Chairman and Chief Executive Officer Patrick T. Mooney, M.D. Stockgoodies.com, a G6 Stocks community, will conduct the interview live at 8:30 a.m. ET on January 5 and will post the audio feed on its homepage at www.stockgoodies.com.
Dr. Mooney discussed the progress Echo Therapeutics has made in the past year, including a $15 million license agreement with Ferndale Pharma Group, Inc. for enhanced delivery of Ferndale’s topical lidocaine product, LMX4, in North America and the United Kingdom, and a license agreement with Handok Pharmaceuticals Co., Ltd. granting Handok a license to develop, market and sell Echo’s Symphony tCGM System for needle-free continuous glucose monitoring in South Korea. In addition, he discussed the positive clinical validation progress and the milestones expected during 2010.
“The entire Echo Therapeutics team is focused on achieving several key milestones during 2010 that will enable the company to begin generating revenue,” commented Dr. Mooney. “We believe the groundwork has been completed and we are poised for a transformative year in 2010. We believe the successful completion of a critical care study with a commercially ready Symphony system will enable us to receive FDA approval for Symphony. In addition, we anticipate the near-term filing of a 510k application with the FDA for our Prelude SkinPrep system following the completion of a clinical trial by Ferndale. These events give us confidence in the planned product launch in 2010. We are excited to have discussed this progress and our growth plans in this interview.”
About Echo Therapeutics
Echo is developing the Symphony tCGM System as a non-invasive, wireless, transdermal continuous glucose monitoring system for patients with diabetes and for use in hospital critical care units. Echo is also developing its needle-free Prelude SkinPrep System as a platform technology for enhanced skin permeation for transdermal drug delivery of a wide range of novel topical reformulations of widely-used, FDA-approved products.

Cautionary Statement Regarding Forward Looking Statements
The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Echo’s and its licensees’ ongoing studies, including the efficacy of Echo’s Symphony tCGM and Prelude SkinPrep Systems, the failure of future development and preliminary marketing efforts related to Echo’s Symphony tCGM and Prelude SkinPrep Systems, Echo’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Echo’s ability to develop, market and sell diagnostic and transdermal drug delivery products based on its skin permeation platform technologies, including the Symphony tCGM and Prelude SkinPrep Systems, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to its Symphony tCGM and Prelude SkinPrep Systems. These and other risks and uncertainties are identified and described in more detail in Echo’s filings with the Securities and Exchange Commission, including, without limitation, its annual report on Form 10-K for the year ended December 31, 2008, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. Echo undertakes no obligation to publicly update or revise any forward-looking statements.
10 Forge Parkway
Franklin, MA 02038, USA
Tel: 1+ 877-476-6872
Fax: 1+ 508-553-8760
www.echotx.com
© 2002 — 2009 Echo Therapeutics, Inc. All rights reserved worldwide.
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